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                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                     FORM 8-K

                                                  CURRENT REPORT

                                      Pursuant to Section 13 or 15(d) of the
                                          Securities Exchange Act of 1934

                          Date of Report (Date of earliest event reported): March 1, 2002

                                        SOUTHERN CALIFORNIA EDISON COMPANY
                              (Exact name of registrant as specified in its charter)

                 CALIFORNIA                           001-2313                              95-1240335
     (State or principal jurisdiction of          (Commission file                       (I.R.S. employer
       incorporation or organization)                  number)                          identification no.)

                                             2244 Walnut Grove Avenue
                                                  (P.O. Box 800)
                                            Rosemead, California 91770
                           (Address of principal executive offices, including zip code)

                                                   626-302-1212
                               (Registrant's telephone number, including area code)

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Items 1 through 4 and 6 through 9 are not included because they are inapplicable.

Item 5.  Other Events

On March 1, 2002, Southern California Edison Company (SCE), the public utility subsidiary of Edison
International, closed on a $1.6 billion syndicated senior secured credit facility providing for $600 million of one-year Tranche A Term Loans, $700 million of three-year Tranche B Term Loans, and $300 million of two-year
Revolving Credit Loans.  J. P. Morgan Securities Inc. and Salomon Smith Barney Inc. are sole advisors, lead arrangers, and bookrunners for the credit facility; Barclays Capital, TD Securities (USA) Inc., and Union Bank of
California are documentation agents; and the participating lenders include banks, investment funds, and other financial institutions.  The Revolving Credit Loans and Tranche A Term Loans bear interest either at a eurodollar rate plus a margin of 2.5 percent or at a bank prime or equivalent rate plus a margin of 1.5 percent, at SCE's election.  The Tranche B Term Loans bear interest either at a eurodollar rate plus a margin of 3.0 percent or at a bank prime or equivalent rate plus a margin of 2.0 percent, at SCE's election.  The credit facility is secured by three newly issued series of SCE's first mortgage bonds.  On March 1, 2001, SCE sold to Lehman Brothers, as remarketing agent, approximately $195 million of pollution control bonds that SCE repurchased in late 2000.  The pollution control bonds will be remarketed to the public at a three-year fixed interest rate.

The net proceeds from the loans under the new credit facility and the sale of the pollution control bonds, plus cash on hand, have been or will be used for the purposes described below.

o        On March 1, 2002, SCE repaid all outstanding loans, aggregating $1.65 billion, under its previous credit facilities.  Those credit facilities were then terminated.

o        On March 1, 2002, SCE deposited $531 million, plus accrued interest, with the paying agent for SCE's outstanding commercial paper for immediate payment through the Depository Trust Company (DTC) to holders of record as of February 28, 2002.  As a result, SCE no longer has any commercial paper outstanding.

o        On March 1, 2002, SCE deposited $400 million, plus accrued interest, with the paying agent for SCE's senior unsecured notes, 5-7/8% Series Due January 2001 and 6-1/2% Series Due June 2001, for immediate payment through DTC, or directly for certificated holders, to holders of record as of February 28,
         2002.  As a result, the previously existing payment defaults under the note indenture have been cured.

o        On March 1, 2002, SCE gave irrevocable notice that the interest extension period on its outstanding
         8-3/8% junior subordinated deferrable interest rate debentures (QUIDS) has ended.  SCE deposited approximately $7 million with the trustee for the QUIDS for payment of the deferred interest, and interest thereon, due on April 1, 2002, to holders of record as of the regular record date, March 29,
         2002.  Under the QUIDS indenture, the deferred and accrued interest may be paid only on a regular quarterly interest payment date.

o        On February 21, 2002, the board of directors of SCE declared the past due dividends, aggregating about
         $23 million, on all series of SCE's outstanding cumulative preferred stock and $100 cumulative preferred stock for each of the quarters ending in the period from February 28, 2001, through February 28, 2002.
         The dividends will be paid on March 11, 2002, to holders of record as of March 4, 2002.

o        On March 1, 2002, SCE made payments of past due power purchase obligations in the following approximate amounts:  $1.1 billion to qualifying facilities (QFs), $875 million to the California Power Exchange
         (PX), $99 million to the California Independent System Operator, and $96 million to energy service providers for PX energy credits.  SCE also paid $7 million to municipal power suppliers in a settlement of former power supply arrangements.  SCE also expects to pay an additional $97 million for PX energy credits to two Enron-affiliated energy service providers upon approval of the terms of an agreement in the Enron bankruptcy proceedings.

After making the above-described payments, SCE will have no material, undisputed obligations that are past due or in default.  SCE has entered into an agreement with the California Department of Water Resources to pay in installments through July 1, 2002, for $416 million of imbalance energy.

                                                    SIGNATURES

Pursuant to the  requirements  of the  Securities  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 SOUTHERN CALIFORNIA EDISON COMPANY
                                                            (Registrant)

                                                                 KENNETH S. STEWART
                                                 -------------------------------------------------------
                                                                 KENNETH S. STEWART
                                                  Assistant General Counsel and Assistant Secretary

March 1, 2002